Exhibit 3.39

Limited Liability Company Operating Agreement

of

High Sierra Energy Operating, LLC

This Operating Agreement (this “Agreement”) is entered into effective as of the 17th day of November, 2004 by and among High Sierra Energy, LP, a Delaware limited partnership (the “MLP”), together with any other Persons who hereafter become Members in the Company or parties hereto as provided herein.

Explanatory Statement

The Member will organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Colorado Limited Liability Company Act, as amended from time to time.

“Agreement” means this Agreement, as amended from time to time.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Manager.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company formed in accordance with this Agreement.

“CSOS” means the Colorado Secretary of State.

“Manager” is the Person designated as such in Section V.

“Member” means High Sierra Energy, LP, and any Person who subsequently is admitted as a member of the Company.

“Membership Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Membership Rights “ means all of the rights of a Member in the Company, including a Member’s: (i) Membership Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

Section II

Formation and Name: Office; Purpose; Term

2.1.  Organization. The Member shall organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, shall cause Articles of Organization to be executed and filed for record with the CSOS.

2.2.  Name of the Company. The name of the Company shall be “High Sierra Energy Operating, LLC.” The Company may do business under that name and under any other name or names upon which the Manager selects. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a trade name certificate as required by law.

2.3.  Purpose. The purpose and nature of the business to be conducted by the Company shall be to (a) manage, operate, lease, sell and otherwise deal with any and all assets or properties contributed to the Company by the Member or hereafter acquired by the Company, (b) serve as the sole member, partner or stockholder of its subsidiaries and, in connection therewith, to exercise all the rights and powers conferred upon the Company as the sole member, partner or stockholder of such subsidiaries pursuant to the operating agreements, partnership agreements or charter documents of each of such Subsidiaries, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any type of business or activity engaged in by the Company and its subsidiaries and, in connection therewith, to exercise all of the rights and powers conferred upon the

Company pursuant to the agreements relating to such business activity, (d) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Manager and which lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (e) borrow money and issue evidences of indebtedness and secure any such indebtedness by mortgage or pledge of, or other lien on, the assets of the Company and (f) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the Member or any subsidiary thereof; provided, however, in the case of (c) and (d) above, that the Manager reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Company or the Member that generates qualifying income.

2.4.  Term. The term of the Company shall begin upon the acceptance of the Articles of Organization by the CSOS and shall continue in existence until terminated pursuant to Section VII of this Agreement.

2.5.  Principal Office. The principal office of the Company in the State of Colorado shall be located at 4501 El Camino Drive, Englewood, Colorado 80111, or at any other place which the Manager selects.

2.6.  Resident Agent. The name and address of the Company’s resident agent in the State of Colorado shall be Brian T. O’Neill, 4501 El Camino Drive, Englewood, Colorado 80111.

Section III

Member; Capital; Capital Accounts

3.1.  Initial Capital Contributions. Upon the execution of this Agreement, the Member shall contribute to the Company cash in the amount of $1,000.

3.2.  Additional Capital Contributions. The Member shall not be required to contribute any additional capital to the Company, and shall have no personal liability for any obligation of the Company.

3.3.  No Interest on Capital Contributions. The Member shall not be paid interest on its Capital Contribution.

3.4.  Return of Capital Contributions. Except as otherwise provided in this Agreement, the Member shall not have the right to receive the return of any Capital Contribution.

3.5.  Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section IV

Profit, Loss, and Distributions

4.1.  Distributions of Cash Flow and Allocations of Profit or Loss.

4.1.1. Profit or Loss. All Profit and Loss shall be allocated to the Member.

4.1.2.  Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to the Member no later than seventy-five (75) days after the end of the taxable year, or at such other time as the Manager shall determine.

4.2.   Liquidation and Dissolution.

4.2.1. If the Company is liquidated, the assets of the Company shall be distributed to the Member.

4.2.2.  The Member shall not be obligated to restore any “negative capital account.”

4.3.   General.

4.3.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Manager.

4.3.2. The Manager is hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to comply with the Code.

Section V

Management: Rights, Powers, and Duties

5.1.   Management.

5.1.1. Manager. The Company shall be managed by the Manager. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Manager, and no other Member shall have any management power or control over the business and affairs of the Company. Under the direction of the Manager, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. High Sierra Energy, LP, is hereby designated to serve as the initial Manager. The Manager shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs.

5.2.   Meetings of and Voting by Members. The Member may, in lieu of meetings, act by written consent.

5.5. Liability and Indemnification.

5.5.1. The Manager shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Manager within the scope of the authority conferred on the Manager by this Agreement, except for actions or omissions constituting fraud, gross negligence, or an intentional breach of this Agreement or applicable law.

5.5.2. The Company shall indemnify the Manager for any act performed by the Manager within the scope of the authority conferred on the Manager by this Agreement, except for actions or omissions constituting fraud, gross negligence, or an intentional breach of this Agreement or applicable law. The Company shall promptly notify the Members whenever the Manager has been so indemnified by the Company.

Section VI

Transfer of Interests and Withdrawals of Members

6.1.   Transfers.

6.1.1. The Member may freely Transfer all or any portion of or any interest or rights in its Membership Rights or Membership Interest.

6.1.2. The Transfer of a Membership Interest pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor’s other Membership Rights, if any, and the transferee of the Membership Interest shall have no right to become a Member or exercise any Membership Rights other than those specifically pertaining to the ownership of a Membership Interest. Unless otherwise agreed by remaining Members holding a majority of Percentages.

6.2    Amendment to Operating Agreement. Upon transfer of Membership Rights if less than all of the Membership Rights, the Member and the transferee shall adopt such amendments to this Operating Agreement in order to recognize and provide for the fact that the Company has more than one Member and to facilitate the taxation of the Company as a partnership for purposes of state and federal income tax laws.

Section VII

Dissolution, Liquidation, and

Termination of the Company

7.1.   Events of Dissolution. The Company shall be dissolved upon the written election of the Member.

7.2.   Liquidating Trustee. If the Company is dissolved, the Manager shall act as liquidating trustee. The Manager shall liquidate and reduce to cash the assets of the Company as promptly as is consistent with obtaining a fair value therefor and, unless otherwise required by law, shall apply and distribute the proceeds of liquidation, as well as any other Company assets, first, to the payment of creditors of the Company, including the Member in his/her/its capacity as a creditor, in satisfaction of the liabilities of the Company; then to the Member.

7.3.   Filing of Statement of Intent to Dissolve and Articles of Dissolution. If the Company is dissolved pursuant to Section 7.1, the Manager shall promptly file a Statement of Intent to Dissolve with the CSOS. After the affairs of the Company are wound up pursuant to Section 7.2, the Manager shall promptly execute and file Articles of Dissolution with the CSOS. If there is no Manager, then the Articles of Cancellation shall be filed by the Member; failing this, the Articles shall be filed by the legal or personal representatives of the Person who last was the Member.

Section VIII

Books, Records, Accounting, and Tax Elections

8.1.   Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2.   Books and Records. The Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company’s registered office.

8.3.   Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be the calendar year.

8.4.   Title to Company Property. All real and personal property acquired by the Company shall be held and owned, and conveyance made, by the Company in its name.

Section IX

General Provisions

9.1.   Assurances. The Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2.   Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Member and the Company. It supersedes all prior written and oral statements, agreements or understandings, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Member.

9.3.   APPLICABLE LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW, NOT THE LAW RELATING TO CONFLICTS OF LAWS, OF THE STATE OF COLORADO.

9.4.   Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.5.   Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.6.   Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Colorado or any Colorado State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

9.7.   Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date set forth hereinabove.

High Sierra Energy, LP
By: High Sierra Energy GP, LLC, its
General Partner

By:	/s/ Brian T. O’Neill
Name:	Brian T. O’Neill
Title:	Managing Director